                                                                    EXHIBIT 12.1

                        MONSANTO COMPANY AND SUBSIDIARIES
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                            Nine Months Ended
                                                Sept. 30,                            Year Ended Dec. 31,

                                                  1999                1998        1997        1996        1995           1994
Income from continuing operations
   before provision for income taxes           $   700*           $   (85)*    $   127*     $   356*     $   533*      $   478
Add
   Fixed charges                                   340                269          188          131          133           123
   Less capitalized interest                       (18)               (12)         (13)          (8)          (4)           (3)
   Dividends from affiliated companies            --                    1            1            3            1             0
Less equity income (add equity loss)
   of affiliated companies                          24                 35           (6)          32          (12)           (0)
                                               -------            -------      -------      -------      -------       -------
         Income as adjusted                    $ 1,046            $   208      $   297      $   514      $   651       $   598
                                               =======            =======      =======      =======      =======       =======


Fixed charges
   Interest expense                            $   287            $   210      $   135      $    83      $    92       $    88
   Capitalized interest                             18                 12           13            8            4             3
   Portion of rents representative
      of interest factor                            35                 47           40           40           37            32
                                               -------            -------      -------      -------      -------       -------
         Fixed charges                         $   340            $   269      $   188      $   131      $   133       $   123
                                               =======            =======      =======      =======      =======       =======


Ratio of earnings to fixed charges                3.08               0.77         1.58         3.92         4.89          4.86
                                               =======            =======      =======      =======      =======       =======


* Includes charges for restructuring, acquired in-process research and development, and other unusual items of $38 million for the nine months ended September 30, 1999 and $762 million, $663 million, $327 million, and $24 million for the years ended December 31, 1998, 1997, 1996, and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 3.19 for the nine months ended September 30, 1999 and 3.61, 4.95, 6.42, and 5.08 for the years ended December 31, 1998, l997, 1996, and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994.

                                                                    EXHIBIT 12.1


         PRO FORMA COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                               Nine Months Ended
                                                                 September 30,              Year Ended December 31,
                                                                 ------------------------------------------------------------
                                                                      1999            1998            1997            1996
                                                                                    -------         -------         -------
                                                                   Pro forma
Income from continuing operations
    before provision for income taxes                                $1,544         $   892         $   562         $ 1,174
Less equity income (add equity loss)
    of affiliated companies                                              (1)            (23)             26              27
Add
    Fixed charges                                                       447             401             335             302
           Less capitalized interest                                    (33)            (48)            (44)            (41)
           Less preferred stock dividend                                (13)            (18)            (18)            (18)
    Dividends from affiliated companies                                                   1               1               3
    Amortization of previously capitalized interest                      10              12              13              11
                                                                    -------         -------         -------         -------
        Income as adjusted                                          $ 1,954         $ 1,217         $   875         $ 1,458
                                                                    =======         =======         =======         =======

Fixed charges
    Interest expense, including capitalized interest                $   377         $   308         $   239         $   207
    Preferred stock dividends                                            13              18              18              18
    Portion of rents representative
      of interest factor                                                 57              75              78              77
                                                                    -------         -------         -------         -------
        Fixed charges                                               $   447         $   401         $   335         $   302
                                                                    =======         =======         =======         =======
Ratio of earnings to fixed charges                                     4.37            3.03            2.61            4.83
                                                                    =======         =======         =======         =======


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